KRAMER LEVIN NAFTALIS & FRANKEL LLP
                                919 THIRD AVENUE
                           NEW YORK, N.Y. 10022-3852
                                 (212) 715-9100



                                                                FACSIMILE
                                                             (212) 715-8000
                                                                  ______
                                                         WRITER'S DIRECT NUMBER
                                                             (212) 715-9100




                                   October 18, 1999


Internet Commerce Corporation
805 Third Avenue
New York, New York 10022

                    Re: Registration Statement on Form S-3
                        ----------------------------------

Ladies and  Gentlemen:

               We have acted as counsel to Internet Commerce Corporation, a Delaware corporation (the "Registrant"), in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 5,476,280 shares (the "Shares") of Class A Common Stock, par value $.01 per share, including shares which may be issued upon conversion of shares of the Registrant's Series A Convertible Redeemable Preferred Stock (the "Series A Preferred Stock") and Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), and upon exercise of warrants.

               In connection with the registration of the Shares, we have reviewed copies of the Registration Statement, the Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), the By-laws of the Registrant, resolutions of the Board of Directors of the Registrant and such other documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby. In rendering this opinion, we have (a) assumed (i) the genuineness of all signatures on all documents examined by us, (ii) the authenticity of all documents submitted to us as originals and (iii) the conformity to original documents of all documents submitted to us as photostatic or conformed copies and the authenticity of the originals of such copies; and (b) relied on (i) representations, statements and certificates of public officials and others and (ii) as to matters of fact, statements, representations and certificates of officers and representatives of the Registrant.

               Based upon the foregoing, we are of the opinion that the Shares covered by the Registration Statement are or, in the case of Shares issuable upon conversion or exercise of Series A Preferred Stock, Class B Common Stock and warrants, will be, when issued in accordance with the terms of such Series A Preferred Stock, Class B Common Stock or warrants, as the case may be, validly issued, fully paid and non-assessable.

               We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

               We are delivering this opinion to the Registrant, and no person other than the Registrant may rely upon it.

                                    Very truly yours,

                                    /s/ Kramer Levin Naftalis & Frankel LLP
                                    Kramer Levin Naftalis & Frankel LLP